Exhibit 99.1

TRIANGLE PETROLEUM ANNOUNCES EQUITY INVESTMENT BY NATURAL GAS PARTNERS, ROCKPILE ENERGY SERVICES CREDIT FACILITY, AND UPDATED CAPITAL EXPENDITURE BUDGET AND GUIDANCE

DENVER — March 4, 2013 — Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT: TPLM) today announces an agreement for an equity private placement with Natural Gas Partners (“NGP”), RockPile Energy Services’ (“RPES”) credit facility, a revised capital expenditure program, and updated production and financial guidance for fiscal year 2014.

Common Equity Private Placement

•                  Natural Gas Partners, through an affiliate of its recently closed fund, NGP Natural Resources X, L.P., has agreed to purchase 9.3 million shares of Triangle common stock via private placement

•      Shares priced at $6.00

•      Proceeds of approximately $56 million

•      Six month trading restriction on issued shares

•      No additional board representation or other special governance provisions

Anticipated Benefits of Private Placement

•                  Approximate 30% increase in Fiscal Q4 2014 EBITDA guidance for 19.9% increase in share count

•                  Approximate 20% increase in Fiscal Q4 2014 production guidance

•                  Lowers G&A and other fixed overhead costs on a per unit basis

•                  Escalated operated drilling program improves predictability of operated production volumes through greater frequency of well completions

•                  Higher capacity utilization at RPES and Caliber Midstream (“CLBR”) drives margin expansion

•                  Increased economies of scale at RPES and CLBR

•                  Accelerated drilling program and proven reserves growth expected to increase credit facility borrowing base

•                  Provides balance sheet strength to support an accelerated capital program

•                  Deeper alignment with high quality, long-term equity partner

RockPile Energy Services Credit Facility

•                  RPES secured $20 million of debt financing from Wells Fargo Bank

•      Includes revolving line of credit and equipment and capex term loan facilities

•      Proceeds will fund second pressure pumping spread planned to be operational in Q2 fiscal 2014

•      Triangle expects RPES to be self-funding going forward (no additional Triangle equity)

Increased Fiscal Year 2014 Capital Expenditure Budget

•                  The fiscal year 2014 capex budget has been increased from $190 million to $245 million (including previously announced 2nd RPES pressure pumping spread), primarily supporting the operated development program

•      Increasing operated drilling program with the addition of a full-time rig, taking the operated rig count to three full-time rigs

•      Planned gross operated wells spud increasing from 24 to 33 and gross operated well completions increasing from 24 to 28-30

Updated Fiscal Year 2014 Financial and Production Guidance

•                  Projected Q4 fiscal 2014 (Jan. 31, 2014 EOY) sold production volumes of 440 - 455 Mboe (+150% y/y), and FY sold production volumes of 1,325 — 1,475 Mboe (+190% y/y)

FY 2014(1)	Revenue	% Change	EBITDA(2)	% Change
E&P	$106 -$116	11%	$70 - $80	15%
RockPile	$185 - $202	10%	$42 - $49	28%
Caliber	$7.2 - $8.0	24%	$5.2 - $5.8	25%
Total	$298 - $326	10%	$117 - $135	20%

*Dollars in U.S. millions

Q4 FY 2014(1)	Revenue	% Change	EBITDA(2)	% Change
E&P	$34 - $37	25%	$23 - $26	32%
RockPile	$58 - $64	13%	$12 - $15	23%
Caliber	$2.6 - $3.1	27%	$2.1 - $2.6	34%
Total	$95 - $104	17%	$37 - $44	29%

*Dollars in U.S. millions

Q4 Annualized(1)	Revenue	% Change	EBITDA(2)	% Change
E&P	$136 - $148	25%	$92 - $104	32%
RockPile	$232 - $256	13%	$48 - $60	23%
Caliber	$10.4 - $12.4	27%	$8.4 -$10.4	34%
Total	$378 - $416	17%	$148 - $174	29%

*Dollars in U.S. millions

•                  Guidance assumptions based on (1) realized oil price of $80.00 per barrel, (2) at least 160 rigs operating in the Bakken, and (3) stable commodity input prices (e.g. guar, proppant)

About Triangle

Triangle (NYSE MKT: TPLM) is a growth oriented energy company with a current strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. Triangle has acquired approximately 86,000 net acres in the Williston Basin. For more information, visit Triangle’s website at www.trianglepetroleum.com.

About NGP

Founded in 1988, Natural Gas Partners (NGP) is a family of private equity investment funds organized to make investments in the energy and natural resources sectors. NGP is part of the investment platform of NGP Energy Capital Management, a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception. www.naturalgaspartners.com

Forward-Looking Statements Disclosure

Certain statements in this press release regarding strategic plans, expectations and objectives for future operations or results are “forward-looking statements” as defined by the Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in the Company’s annual report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission.  Factors that could cause differences include, but are not limited to, history of losses; speculative nature of oil and natural gas exploration; changes in estimates of proved reserves; substantial capital requirements and inability to access additional capital; reductions in the borrowing base under the Company’s credit facility; reallocations or reductions in the fiscal 2014 capital budget; inability to meet the drilling schedule; changes in tax regulations applicable to the oil and natural gas industry; results of acquisitions; relationships with partners and service providers; inability to acquire additional leasehold interests or other oil and natural gas properties; defects in title to the Company’s oil and natural gas interests; inability to manage growth in the Company’s businesses, including RPES and CLBR; changes in the Company’s executive management team; inability to control properties that the Company does not operate; lack of diversification; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; future production and development costs; inability to market and distribute oil and natural gas produced; inability to meet financial and production guidance; inability to close the anticipated NGP private placement; failure to achieve the anticipated benefits of the NGP private placement; cancellation of expected RPES completion jobs by third-party operators; lack of funding or operations delays for RPES’ second pressure pumping spread or cased hole wireline services; delays or complications in CLBR’s construction operations; CLBR’s inability to secure third party contracts; seasonal weather conditions; government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations; aboriginal claims; uninsured or underinsured risks; the effect of the Company’s commodity derivative instruments and hedging program; and a material weakness in internal accounting controls.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise.  The Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Use of Segment Information and Non-GAAP Measures

(1)         The Company projects revenue ranges for each of Triangle’s three segments of operation in fiscal year 2014.  Revenues for each segment are disclosed in notes to the financial statements contained in the Company’s Form 10-K and Form 10-Q filings, but the sum of those unconsolidated revenues differs from Triangle’s consolidated revenues for the corresponding reporting period.  The projected Caliber revenues in the Tables represent 30% of the Caliber partnership’s revenues because Triangle currently owns 30% of the partnership.  Triangle’s consolidated revenues would reflect segment revenues reduced for intracompany sales (i.e. for RockPile services to Triangle’s E&P segment) and would reflect Triangle’s equity share of Caliber income (loss) rather than a 30% share of the Caliber partnership’s revenues.

Triangle has presented ranges of anticipated revenue by segment because Triangle regularly reviews segment revenue as a measure of each segment’s operating performance.  Triangle also believes that unconsolidated segment revenue assists investors in measuring RockPile’s performance as a stand-alone company without eliminating, on a consolidated basis, certain revenues attributable to completion services for Triangle’s economic interests in new wells operated by Triangle.

(2)         EBITDA represents income before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles in the U.S. (“GAAP”). Triangle has presented ranges of anticipated EBITDA, by segment, because it regularly reviews EBITDA by segment as a measure of the segment’s operating performance. Triangle also believes EBITDA assists investors in comparing segment performance on a consistent basis without regard to interest expense, income taxes, depreciation and amortization, which can vary significantly depending upon many factors.  Most of Triangle’s consolidated interest expense relates to debt of the consolidated parent.

The total of EBITDA by segment is not indicative of Triangle’s consolidated EBITDA, which reflects other matters such as (i) additional parent administrative costs, (ii) the aforementioned intracompany eliminations, and (iii) the use of the equity method, rather than consolidation, for Triangle’s investment in Caliber.  The EBITDA measures presented in the Tables may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

We believe that net income before income taxes is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. Net income before income taxes in fiscal 2014 will be significantly affected by consolidated interest expense and full-cost pool amortization.  Such amortization varies with changes in proved reserves, well costs during the year, and future plans in developing proved undeveloped reserves.

Contact

Triangle Petroleum Corporation
Mike Grijalva, VP of Capital Markets
303-260-7125
info@trianglepetroleum.com